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GENCO SHIPPING & TRADING LIMITED

(Name of Registrant as Specified in its Charter)

DIANA SHIPPING INC.

SEMIRAMIS PALIOU

SIMEON PALIOS

IOANNIS G. ZAFIRAKIS

MARIA DEDE

MARGARITA VENIOU

EVANGELOS SFAKIOTAKIS

MARIA-CHRISTINA TSEMANI

ANASTASIOS MARGARONIS

KYRIACOS RIRIS

APOSTOLOS KONTOYANNIS

ELEFTHERIOS PAPATRIFON

SIMON FRANK PETER MORECROFT

JANE SIH HO CHAO

JENS ISMAR

GUSTAVE BRUN-LIE

QUENTIN SOANES

PAUL CORNELL

CHAO SIH HING FRANCOIS

VICKTORIA POZIOPOULOU

STAR BULK CARRIERS CORP.

PETROS PAPPAS

HAMISH NORTON

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 28, 2026, Hamish Norton, the President of Star Bulk, gave an interview to Nicholas Bornozis, the President of Capital Link, which is expected to be posted on Capital Link’s platforms. Consent to use this interview was not sought or obtained from Capital Link or Mr. Bornozis.

INTERVIEW

Nicolas Bornozis, President of Capital Link:

Hello to everybody, I’m Nicolas Bornozis, President of Capital Link, and it is our pleasure to welcome today Mr. Hamish Norton, the President of Star Bulk Carriers.

Now, before we begin, let me, go through the usual disclaimer. Please note that this discussion is for informational and educational purposes only. It should not be considered investment advice, or advice of any kind, or an offer to buy or sell securities. And Capital Link bears no responsibility for the content of this discussion.

Also, I’d like to mention that Capital Link is proud to serve as the investor relations advisor to Star Bulk Carriers. Now, as you all know, Star Bulk is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector.

Star Bulk vessels transport major bulks, which include iron ore, minerals, and grain, and minor bulks, such as bauxite, fertilizers, and steel products.

And the company’s common stock trades on the NASDAQ Global Select Market under the symbol SBLK.

Hamish, we had the opportunity to talk many times together, and thank you for joining us again today. We appreciate the fact that you take the time following the company’s first quarter 2026 earnings release.

It’s a great opportunity to follow up on key developments on the company and get your insights also on market trends. And let me start with the first question on the quarter performance.

Star Bulk reported a very strong first quarter, despite what is usually a seasonally softer market environment in Dry bulk shipping during Q1.

So, what were the biggest drivers behind the company’s performance during the quarter?

Hamish Norton, President, Star Bulk Carriers Corp.:

Well, what we found was an unusually strong demand for iron ore, bauxite, grains, and minor bulk movements.

That isn’t typical of first quarter, performance, usually, in most years. It was basically… seemed to be caused partly by a weaker U.S. dollar, partly by, Chinese restocking.

And and of course, it, it, it accelerated with the, disruption in the Strait of Hormuz.

You know, it… That is probably mostly for the second and future quarters, however.

But, you know, it’s, it was a robust, economic, situation, and there was just a lot of demand.

Nicolas Bornozis, President, Capital Link:

Thank you very much. And now, let me go into the next question, capital allocation and net asset value. Now, Star Bulk sales continue to trade at a discount to NAV, despite the company’s strong balance sheet and cash generation. So how are you thinking about buybacks, vessel sales, and other capital allocation opportunities in today’s market?

Hamish Norton, President, Star Bulk Carriers Corp.:

Yeah, no, it’s… it’s a very frustrating situation that, we have, shareholder base who are prepared to sell the shares below, basically, the net liquidation value of the hard assets.

You know, without, actually giving any, value to the fact that these ships are actually worth more money in our hands than in the hands of the average ship owner. We have…

Substantially lower operating costs than most, dry bulk shipping companies of about $5,000 a day.

We have, lower or equal overhead with the vast bulk of the, of the dry bulk shipping companies.

And we have revenue that’s… You know, equal to or better than anybody else’s chartering revenue.

So, you know, we think compared to most companies, you know, if you capitalize the earnings difference that we produce, it would be, you know, tens of millions of dollars, over NAV.

But that’s not the case, and so our capital allocation policies do take this into account.

We have bought back a very large number of shares. We’ve spent well over a billion dollars buying back stock. And we continue to buy back shares. Primarily with proceeds of vessel sales.

We’ve been selling a number of older, smaller, and less fuel-efficient vessels. It’s a very strong market right now for vessel sales, and if these are ships we have to sell at some point soon anyway, this is clearly the time to do it.

And, you know, we’re using those proceeds either for future opportunities, which we think will be very attractive, or for the current opportunity to buy back shares.

With our operating cash flow, we are basically paying that all out as a dividend.

You know, because we think that the combination of those two is the best thing for shareholders.

You know, I know some shareholders have asked that we use 100% of our cash flow to buy back shares. Other shareholders have asked that we use 100% of our cash flow to pay dividends.

We think the bulk of the shareholder base prefers dividends. And, you know, We’re happy to accommodate. We don’t think this is the time to be buying new buildings.

You know, we think that new building market is high. That, you know, yards are… are not… Actively cutting price to get dry bulk ship building orders. And, you know, we want to wait until the yards are a bit, a bit more hungry.

Nicolas Bornozis, President, Capital Link:

Thank you. I think it’s worth noting that trading below NAV is not just in the case of Star Bulk, it seems to be, a systemic issue in shipping, especially among dry bulk shares. So, having said that.

On a fully delivered basis, your fleet is 141 vessels, which makes you the largest U.S.-listed dry bulk company. And…

you continue renewing the fleet with Eco vessels while selling older tonnage? How important is fleet quality today when competing for cargoes and positioning the company for the future?

Hamish Norton, President, Star Bulk Carriers Corp.:

Well, it’s very important. It’s probably more important today than it’s ever been. But it’s a… it’s a very confusing and uncertain market. You know, until, last year, everybody was anticipating that the IMO would come out with decarbonization rules.

That would, in effect, require some fairly substantial changes in shipping… in ship technology. Obviously that has been delayed. And, you know, I think, those shipping companies that, for example, ordered dual fuel ammonia and fuel oil ships.

Are probably, you know, suffering a bit from, capital expenditure that will only become relevant a bit later than they had hoped for.

And, you know, I think it’s, it’s…At this point, as uncertain as ever what technologies one is going to need.

We have gotten a few, new buildings, as resales. We didn’t order these ships. They were ordered by others, and we bought them, much closer to their delivery dates, and for what, in retrospect, looks like very good prices. And they’re very high-technology ships. But it’s a handful. You know, it’s not a meaningful renewal of the fleet.

We think that will be very important. It will be very important to get the timing of the renewal of the fleet, you know, just right. And we are much more focused on getting the timing right and the price right. Then, you know, becoming as big a company as we possibly can. You know, there’s a tension between those two, and making the company as big as it possibly could be is not necessarily good for the shareholders.

Whereas getting the timing right is very important to the shareholders, and that’s what we’re focused on.

Nicolas Bornozis, President, Capital Link:

Thank you.

So now, let me, shift to the dry bulk demand outlook. As indicated in your earnings presentation, dry bulk trade is projected to increase in 2026 by 1.3% in tons and 2.5% in ton miles.

And for 2027, the figures are 0.7% in tons and 1.3 tons in ton miles, a bit lower in 27 than 26. So what are the main drivers in terms of cargoes and routes?

Hamish Norton, President, Star Bulk Carriers Corp.:

Well, so, first of all, let me just, point out that these are projections by Clarkson’s, brokerage, and we have the utmost respect for Clarkson’s.

But they’re not magicians, and projecting the future is not an easy thing to do. And, you know, their track record is as good as anybody’s, but it’s far from perfect.

And I think typically they’re conservative in their estimates, which is maybe a good thing, but, you know, the market sometimes produces substantially more demand than they have been projecting.

That being said, you know, the, the growth is… is probably gonna come in iron ore, bauxite, and grains, all of the dry bulk cargoes, basically, you know, China has continued to demonstrate that they are prepared to purchase all the iron ore that can be put on a ship.

You know, their domestic iron ore is not of high quality. And they, they continue to show a strong appetite for high-quality ores from Australia, Brazil, and, and Guinea, the Simandu mine.

And, you know, Brazil in particular, and Simandu are both taking share from Australia, and that’s very good for dry bulk shipping, because the distance from those countries to the ports in China is almost three times the distance from the Australian, port to, to China.

And so the demand in ton miles goes up quite significantly.

When Brazil and Guinea are producing more iron ore. Bauxite, as well, is, is a growing cargo. It’s primarily a Cape-sized cargo at this point.

And, and the demand for grain is… is rising in Asia. And, you know, that’s primarily a Supermax, Ultramax, and Camsarmax cargo. And, you know, tonne miles have been growing at a faster pace than… than tons due to strong growth in Atlantic bauxite iron ore, and grain exports to the Pacific.

As we mentioned. But, you know, another cargo that’s growing faster than people might have expected is coal. Because, you know, natural gas and oil Are becoming in short supply.

And particularly natural gas, has been recently used to offset coal-generated electricity.

And now those countries that have coal plants that are still operable are operating them as coal plants, and getting coal, because, you know, coal doesn’t come from the Persian Gulf.

Nicolas Bornozis, President, Capital Link:

Very interesting. And actually, I think, you know, it’s worth pointing out, everybody talks about AI and so on and data centers, and what that means at the end of the day is huge demand for electricity, huge demand for energy, so there you go. I mean, I think coal may be playing a bigger role than we all thought.

Hamish Norton, President, Star Bulk Carriers Corp.:

Yes. Even if you can get natural gas and oil, I think people are going to be nervous

About the, the, the market, And, and use coal, you know, as a safety valve.

Nicolas Bornozis, President, Capital Link:

Thank you. Anyway, that’s a side comment, but everybody really talks these days about AI.

But we don’t really look at the impact of that on energy, on… so important. Anyway, now let me go… let me migrate from dry bulk demand outlook to dry bulk supply outlook.

The dry bulk order book remains relatively manageable compared to historical levels. So how are you viewing the overall vessel supply setup over the next 6 to 12 months?

Hamish Norton, President, Star Bulk Carriers Corp.:

Well, you know, we think fleet growth is expected to remain moderate at about 3.5% with CAPEs. Being about 2% growth in the smaller sizes, slightly above 4%.

But, that’s the… that’s the number of ships. The actual increase in the supply of carrying capacity, we think, will be substantially smaller than that, or substantially smaller than that for two main reasons. One is chaos. you know, as, as… you may have noticed that there’s a tremendous amount of chaos in the world. You know, the Black Sea is basically shut.

Persian Gulf is basically shut. And, what we see are that charterers are chartering their ships

Pretty close to the last minute, Because they’re very unsure of the economic situation.

From day to day. And, you know, they want to get as close as possible to the date of Cargo loading before committing their ship.

And what that does is it makes the fleet less efficient in its operation. If you don’t plan ahead, you know, your utilization is going to be not as good. And, you know, inefficient use of the fleet basically is a reduction in capacity of transportation capacity, and it’s proven to be very helpful to the market, particularly in the smaller sizes of ships, the Supermaxes and, to some extent, Panamax and Camsarmax.

You know, because those ships have more flexibility than capes as to where to trade, and the ship owners are trying to…

Hold off as long as they can. Then the other thing that is very important is the increased cost of bunker fuel.

And you would think that would be a bad thing. But, in fact, when fuel prices rise, the profit-maximizing speed of the ship goes down.

And everybody who owns a ship tries to operate it at the profit-maximizing speed, but since ships burn substantially more fuel going fast than going slow.

If you slow down, you actually burn less total fuel on the trip. It may take you more days, but if fuel is expensive, you want to limit the fuel cost and, you know, you’ll be willing to take the reduced revenue from going slower.

But what that does is it also reduces the carrying capacity of the fleet as a whole, and charter rates go up.

And if you do the math, basically, charter rates go up in the same proportion as fuel prices.

So that’s been very helpful at keeping charter rates high, and we anticipate that that’s going to continue for a while.

Nicolas Bornozis, President, Capital Link:

That’s very interesting what you said there, Hamish, because I understand that speed reduction has been advocated by a number of sweep owners as a voluntary, or their precautionary initiative to, help reduce emissions. So now it seems that with fuel prices, bankroll prices going so high, this may happen anyway.

Hamish Norton, President, Star Bulk Carriers Corp.:

It happens voluntarily, yeah. People… people want to save fuel to maximize their profitability. And, you know, another thing to keep in mind is that given the distribution of ship ages, you know, there were an awful lot of ships built between 2007 and 2012.

First time, third special surveys are, you know, we think are going to trim supply by half a percent. You know, basically, a bunch of ships are reaching 15 years of age.

And, you know, the other thing to keep in mind is that shipyards are focused still on building container ships, tankers, LNG vessels, and other ships that are more profitable to build than dry bulk vessels. And as a result, new building slots are basically unavailable, you know, for dry bulk before about 2029.

And, you know, in 2029 and following, the market is going to enter a period where renewal is going to have to happen.

You know, as the fleet that was delivered between 2009 and 2012, you know, is going to be turning 20 years old. And it’s gonna have much less flexibility.

Nicolas Bornozis, President, Capital Link:

Now, you, you mentioned before, chaos.

So, I guess chaos is caused to some extent, or to a large extent, by geopolitics. So, as geopolitical tensions continue to save global trade, how, from your perspective, are current developments impacting vessel demand and trading patterns today.

Hamish Norton, President, Star Bulk Carriers Corp.:

Well, you know, the, obviously, the, The, the, the major, geopolitical factor that’s come into play recently has been the closure of the Strait of Hormuz.

And, you know, the direct impact on world trade of dry bulk commodities is not so enormous from that. Only about 1.5% of dry bulk cargoes go through the Strait normally, primarily fertilizer exports and grain imports on smaller vessels.

You know, but the direct impact on energy prices has been, you know, very large.

As we’ve just been speaking about, with the slowdown of the fleet to save fuel.

And, and of course, the favorable impact on the economics of switching back to coal.

You know, we note that Japan and Korea have both substantially eased, Restrictions on coal use.

You know, because of the difficulty of getting LNG, primarily. And, you know, We see that Ships are not going faster than 11 to 11 and a half knots.

And we think substantial numbers of ships are going slower than that, and may…Go even slower if, if fuel prices rise, more. I wish, who knows?

Nicolas Bornozis, President, Capital Link:

Absolutely, but… no, let me… I mean, I…

Hamish Norton, President, Star Bulk Carriers Corp.:

Just one other thing is that if we return to a peacetime.

This situation, you know, especially in Ukraine, for example, we would expect tremendous amounts of dry bulk needed for reconstruction.

Steel… steel and steel products, and cement, and… and other cargoes.

You know, we think will be required to, to come in in huge volume.

And, you know, frankly, if there’s money to reconstruct Gaza and Syria, you know, that can also be a very big impact.

And you know, Iran and, and the,

and the countries around the Persian Gulf as well.

May have large dry bulk demand, for reconstruction.

Nicolas Bornozis, President, Capital Link:

Well, that’s exactly what I wanted to ask of you, that, regrettably, there has been tremendous destruction around the world, Ukraine, Gaza, now the Gulf, so eventually.

There will… we will have a return to peace, hopefully, sooner rather than later, and that should have direct impact on, on the dry bulk trade, and hopefully the… I don’t know if the 2027 projections that we just talked about before take into consideration the pacification

But I, I… Given the tremendous destruction that happened, that should also translate into tremendous opportunities.

Hamish Norton, President, Star Bulk Carriers Corp.:

Yes, absolutely, and, you know, as you might imagine, you know, if you look back historically. The largest importer of dry bulk goods for many, many years was Japan.

Initially for reconstruction and, and later for, infrastructure building. But Japan was overtaken by China, I think, only in the mid-2000s.

Nicolas Bornozis, President, Capital Link:

Hamish, if I… if you allow me to be tempted to ask you the question.

It seems that the whole discussion on the regulatory developments on green shipping and so on have been less

Of, of a point of discussion now. Is that the case? I mean, what is your insight on these developments?

Hamish Norton, President, Star Bulk Carriers Corp.:

Well, I, I think, it’s… It’s certainly not…Viewed by the industry as being imminent.

In the way it was, you know, over a year ago. And, you know, I think the, while there is probably still… still, there are still a lot of people thinking, I think, about, dual fuel, LNG and fuel oil.

I think the thinking there is primarily that you might actually save money. with LNG at some point, over fuel oil. You know, I see fewer discussions about dual fuel ammonia or dual fuel methanol.

And, you know, I… I see, a, a more, muted interest in biofuels. Primarily because the, the, the, feedstocks for producing, non-agricultural Generated biofuels are very… in very short supply.

And frankly, it’s probably not enough for the aviation industry. You know, much less aviation and shipping combined. It’s a very difficult problem. very difficult problem, and, you know, I think it’s become…More, apparent that the technologies that we need are not really there yet.

Nicolas Bornozis, President, Capital Link:

So, thank you, Hamish. Let me now go to the… almost… we’re approaching the end of our discussion.

Regarding the priorities of Star Bulk over the next, let’s say, 12 months, who do you believe are the biggest priorities, opportunities, and possibly challenges for Star Bulk?

Well, you know, the, the biggest priority is to, do the best job we can for shareholders, basically, to, to, get the share trading, you know, above net liquidation value of hard assets. And, you know, try to…

Renew the fleet in a profitable way. You know, we don’t intend to do it in an unprofitable way. And, you know, we want to take advantage of our size and our sophistication.

To try to, you know, do better than we could do as a small company with far fewer ships.

You know, we’ve been, for example, actively trying to incorporate artificial intelligence in our business processes.

And, you know, we’ve, we’ve recently, entered into a contract with,

an AI provider, and you know, we’ll see how it goes.

But I think there are a lot of opportunities to take advantage of AI, which I think…

We can be, one of the leaders in.

Again, due to our… due to our… our size and, you know, our ability to basically attract the best talent.

Nicolas Bornozis, President, Capital Link:

Thank you. So, concluding our discussion, if I can ask you. You have been involved with the Diana attempted acquisition of Genco. Would you like to…Make some comments about that in terms of your involvement.

Hamish Norton, President, Star Bulk Carriers Corp.:

Sure, well, you know, our involvement is primarily that we have agreed with Diana that if Diana is successful in, taking over Genco, that we would purchase 16 ships from the Genco fleet, purchased them from Diana.

And you know, it’s a fixed price contract. And we believe those are very attractive ships, at a good price. And that is helping Diana, with the financing of the acquisition. They have fully committed financing.

But as a result of having the… the…back-to-back contract with us to sell us 16 ships. It…

Allows them to do this transaction and not have Particularly high levels of leverage. So it’s, it’s good for both parties.

You know, and we’ve always believed in the benefits of consolidation, we’ve…Grown the fleet to the extent we’ve grown the fleet in part through 9, smaller or larger, M&A transactions involving our share.

In each case, using our share at or above net asset value. Whether it was trading at or above or not.

And, you know, we approached Genco last year, with a cash and share offer, that had a market value of something like 20% more than the market value of the Genco share at the time.

And, you know, their response to us was just like their response to Diana, which was, you know, no, not interested, no, no attempt to, engage in any negotiation.

So, you know. We’re always disappointed when we find that other companies are not as interested in the benefits of consolidation as we are.

Nicolas Bornozis, President, Capital Link:

Well, thank you, Hamish, very much. It’s always tremendously useful and insightful to talk to you, so I really appreciate your spending the time to be with us today.

We had the opportunity to discuss with Hamish Norton, the president of Star Bulk Carriers. Again, thank you, Hamish, and I’d like to remind everyone that this webinar, this webcast, is going to be available for access upon demand.

On our newly relaunched website, capitallinkshipping.com, we are aiming to position this website as the intelligence hub for shipping.

So, capitallinkshipping.com. Also, it will be available on CapitalLinkWebinars.com and on Capital Link’s YouTube channel. So, again, thank you very much, and I look forward to having you again, with the next, occasion sooner rather than later.

Hamish Norton, President, Star Bulk Carriers Corp.:

Thank you very much, Nicholas.

* * *

About Star Bulk Carriers Corp.

Star Bulk is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector. Star Bulk’s vessels transport major bulks, which include iron ore, minerals and grain, and minor bulks, which include bauxite, fertilizers and steel products. Star Bulk was incorporated in the Marshall Islands on December 13, 2006 and maintains executive offices in Athens, New York, Stamford and Singapore.

About Diana Shipping Inc.

Diana is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. Diana’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this communication and other statements made by Star Bulk or Diana, as applicable, may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of Star Bulk, Diana or their respective management teams, which are other than statements of historical facts.

Star Bulk and Diana desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, Diana’s proposal to acquire Genco and the anticipated benefits of such a transaction, and Diana’s ability to finance such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release and in other statements made by Star Bulk or Diana, as applicable, are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in Star Bulk’s or Diana’s records, Genco’s public filings and disclosures and data available from third parties. Although Star Bulk or Diana, as applicable, believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond their control, Star Bulk or Diana, as applicable, cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

The forward-looking statements in this communication are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of Directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of Star Bulk, Diana, or Genco; (vi) the possibility that shareholders of Genco will not elect to tender their shares of common stock of Genco in connection with the Offer (as described below) or that the conditions to consummation of the Offer are not satisfied; and (vii) general economic, market, and industry conditions. These and other risks are described in documents filed by Star Bulk with, or furnished by Star Bulk to, the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC, and are described in documents filed by Diana with, or furnished by Diana to, the SEC, including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC. Neither Star Bulk nor Diana undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Important Additional Information and Where to Find It

Diana and certain other Participants (as defined below) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives (such definitive proxy statement and the accompanying universal GOLD proxy card are available here).

Shareholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials, including the accompanying GOLD proxy card, as they become available because they will contain important information. The Participants’ definitive proxy statement, and other proxy materials when filed, are available at no charge on the SEC’s website at www.sec.gov.

The definitive proxy statement and other relevant documents filed by Genco with the SEC are also available, without charge, by directing a request to Diana’s proxy solicitor, Okapi Partners LLC, at its toll-free number (855) 305-0857 or via email at info@okapipartners.com.

Certain Information Regarding Participants in the Solicitation

The participants in the proxy solicitation (the “Participants”) are Diana; Semiramis Paliou, Director and Chief Executive Officer of Diana; Simeon Palios, Director and Chairman of Diana; Ioannis G. Zafirakis, Director and President of Diana; Maria Dede, co-Chief Financial Officer and Treasurer of Diana; Margarita Veniou, Chief Corporate Development, Governance & Communications Officer and Secretary of Diana; Evangelos Sfakiotakis, Chief Technical Investment Officer of Diana; Maria-Christina Tsemani, Chief People and Culture Officer of Diana; Anastasios Margaronis, Director of Diana; Kyriacos Riris, Director of Diana; Apostolos Kontoyannis, Director of Diana; Eleftherios Papatrifon, Director of Diana; Simon Frank Peter Morecroft, Director of Diana; and Jane Sih Ho Chao, Director of Diana; Diana’s nominees, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, and Vicky Poziopoulou; Star Bulk Carriers Corp. (“Star Bulk”); Petros Pappas, Director and Chief Executive Officer of Star Bulk; and Hamish Norton, President of Star Bulk.

As of May 28, 2026, Diana is the beneficial owner of 6,264,548 shares, representing approximately 14.4% of the outstanding shares of common stock of Genco. As of the date hereof, none of Semiramis Paliou, Simeon Palios, Ioannis G. Zafirakis, Maria Dede, Margarita Veniou, Evangelos Sfakiotakis, Maria-Christina Tsemani, Anastasios Margaronis, Kyriacos Riris, Apostolos Kontoyannis, Eleftherios Papatrifon, Simon Frank Peter Morecroft, Jane Sih Ho Chao, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, Vicky Poziopoulou, Star Bulk, Petros Pappas, or Hamish Norton beneficially owns any Genco common stock.

Information Regarding the Offer

On May 4, 2026, Diana commenced a tender offer (the “Offer”), through its wholly owned subsidiary 4 Dragon Merger Sub Inc., to purchase all outstanding shares of Genco common stock at $23.50 per share in cash. On May 27, 2026, Diana (i) increased the offer price from $23.50 per share in cash to $24.80 per share in cash, and (ii) extended the expiration of the Offer to 5:00 p.m., New York City time, on June 26, 2026, unless further extended. To the extent that Genco declares a cash dividend or other distribution on the Genco shares, the offer price will be reduced by the amount payable per share.

The Offer is conditioned upon, among other things: (i) Genco entering into a definitive merger agreement with Diana substantially in the form of the merger agreement included with the Offer documents; (ii) Genco shareholders validly tendering a majority of Genco's outstanding shares on a fully diluted basis; (iii) the termination or inapplicability of Genco's shareholder rights plan; (iv) the Genco Board's approval of the transaction under certain affiliate transaction provisions in Genco’s charter and (v) other customary conditions. Satisfaction of the merger agreement condition, the shareholder rights plan condition and the affiliate transaction condition is solely within the control of Genco and the members of the Genco Board.

If the Offer is successfully completed, Diana intends to consummate a second-step merger as promptly as practicable, in which any remaining Genco shareholders who did not tender their shares in the Offer would receive the same $24.80 per share in cash that was paid in the Offer. As a result, if the Offer is completed and the second-step merger is consummated, all Genco shareholders — whether or not they tender their shares — would receive $24.80 per share in cash. Importantly, shareholders who tender in the Offer may receive their cash sooner than those whose shares are acquired in the second-step merger.

The Offer to Purchase and related Letter of Transmittal are being mailed to Genco shareholders and will be filed with the SEC. Copies of these materials will be available at no charge on the SEC's website at www.sec.gov.

Questions and requests for assistance regarding the Offer may be directed to Okapi Partners LLC, the information agent for the Offer, toll-free at (855) 305-0857 or by email at info@okapipartners.com.